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                                                                    Exhibit 99.1

                              BRAD VETAL'S COMMENTS

PART I
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     Good morning and welcome to our Third Quarter Fiscal 2002 Conference Call.
I will begin the call by making a few comments regarding some of the highlights for our third fiscal quarter and year to date results. I will then turn the call over to Mike Hall, Matrix's Chief Financial Officer, who will go through some of the details relating to the financial aspects of the quarter.

     Before I begin, I would like to take a moment to read the following Safe Harbor statement:

     "Certain statements made during this conference call which are not historical in nature - including statements regarding the company's and/or management's intentions, strategies, beliefs, expectations, representations, plans, projections, or predictions of the future - are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the Safe Harbor provisions for forward-looking statements contained in such Act. We are including this statement for purposes of invoking these Safe Harbor provisions.

     Forward-looking statements are made based on assumptions involving certain known and unknown risks and uncertainties - many of which are beyond the company's control - and other important factors that could cause actual results, performance or achievements to differ materially from expectations expressed or implied by such forward-looking statements. These risk factors and uncertainties are listed from time to time in the company's filings with the Securities and Exchange Commission, including - but not limited to - the annual report on Form 10-K for the year ending May 31, 2001 and quarterly reports on Form 10-Q for the quarters ending August 31, 2001, November 30, 2001, and February 28, 2002."

     Turning to the quarter just ended, third quarter net income totaled $1.2 million or $.15 per fully diluted share versus $1.4 million or $.17 per fully diluted share last year. Earnings for the first nine months of fiscal 2002 were $4.0 million or $.50 per fully diluted share compared to $2.4 million or $.28 per fully diluted share for the comparable period last year, which was a per share increase of 78.6%.

     The earnings for the third quarter included a $.10 per share one-time gain from the settlement of a contract dispute which we discussed during our last conference call, a charge of $.21 per share for two AST Services projects that experienced significant losses, and a charge of $.02 per share to the exited operations primarily for additional workers compensation claims and warranty work.

     Revenues for the quarter totaled $54.6 million versus $49.1 million last year, an increase of 11.2%. For the first nine months of this fiscal year, revenues increased 18.7% from $132 million to $156.7 million.

     While we were very pleased with the performance from both our Construction Services and Plant Services segments, we were disappointed with the results from our AST Services

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segment, particularly in light of the current positive business environment for that group. Although AST revenues grew 3.3%, gross margins fell in the quarter from 13.8% last year to 5.1% this year. This decline in margins can be attributed to two projects with negative gross margins.

     The first involved a multiple new tank project that was estimated incorrectly which, in turn, resulted in a significant overrun in field manhours. The manhour overruns caused delays and additional charges for equipment and subcontract work. We have made a number of changes to the estimating, review and approval process to minimize the risk of this same problem reoccurring.

     The second situation is a project which began in January where labor productivity in the field was significantly lower than expected. We had a local project labor agreement in place and based our productivity estimates on two similar jobs that were successfully performed in a different geographic location. The productivity of the current project has indicated an outcome where field manhours from the local labor force will exceed our estimate. Although both of these AST Services projects will be completed in our fiscal fourth quarter, we have booked our total estimated losses in the third quarter just ended.

     Construction Services continued to improve its profitability during the quarter as the refocus initiated last year to return this segment to profitability is working well. We are very optimistic about the prospects for Construction Services in both the fourth quarter and into next year.

     Plant Services completed four successful turnarounds in the third quarter with the scope of work increasing during the turnarounds accounting for higher than expected revenues and profits.

     The business environment for AST Services continues to be excellent. Inquiries for both tank repair and maintenance and for new construction remain strong.

     Power inquiries have slowed for projects to be completed in the near term but the longer term prospects remain very positive.

     I would now like to turn the call over to Mike Hall, our CFO, who will discuss in greater detail the financial results for the third quarter.

                              MIKE HALL'S COMMENTS

PART II
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     Thanks, Brad.

     I would like to discuss the specifics of third quarter performance for each of the operating segments.

     Except for the two jobs that Brad just discussed, AST Services continued to perform well during the third quarter although there was a seasonal slowdown in activity for a few weeks

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during the quarter which was not experienced last year. Gross revenues grew from
$36.2 million for the third quarter last year to $37.4 million for the third quarter of fiscal 2002. This was an increase of $1.2 million or 3.3%. The business climate currently is very positive and inquiry levels for both new tank construction and repair and maintenance are strong.

     Gross margins at AST Services declined to 5.1% for the third quarter from 13.8% for the same period last year primarily due to the two jobs Brad discussed earlier.

     Construction Services' Gross Revenues increased from $4.7 million to $6.1 million from the third quarter last year to the third quarter this year, an increase of $1.4 million or 29.8%.

     Gross margins at Construction Services increased from a breakeven level last year to 13.1% this year as the projects currently in various stages of completion are higher margin than those in last year's numbers and due to excellent control of fixed overhead costs. The sector turned profitable late in the first quarter and performance continued to improve in the second and third quarters. The backlog at the end of the third quarter was approximately $29.0 million versus $21.7 million at the end of the second quarter of fiscal 2002.

     Plant Services had an outstanding third quarter. Gross revenues increased from $8.5 million for the third quarter last year to $11.3 million for the third quarter of fiscal 2002. Because the mix of business included significant turnaround activity for the quarter just ended, gross margins increased to 16.8% from 8.2% for the third quarter last year.

     The fourth quarter for Plant Services will be less profitable than the results of the third quarter because of lower turnaround activity but we expect the quarter to be profitable.

     Consolidated SG&A expenses were $3.9 million for the third quarter of fiscal 2002 and 7.2% as a percentage of revenues. This compares to $3.6 million and 7.4% as a percentage of revenue for the third quarter of fiscal 2001. On a year-to-date basis, SG&A expenses as a percentage of revenue were 7.2% compared to 7.9% for a similar period last fiscal year.

     Turning now to the balance sheet, working capital increased $3.1 million from $23.8 at May 31, 2001 to $26.9 million at February 28, 2002 primarily due to higher accounts receivable offset by higher billings in excess of costs and lower accounts payable, all seasonal in nature.

     Long-term debt, including the current portion, was $10.4 million at the end of the third quarter of fiscal 2002, with the $6.9 million increase from year-end fiscal 2001 levels of $3.5 million primarily due to the increase in working capital and capital spending for the nine-month period which totaled $12.1 million. Debt decreased $4.6 million to $10.4 million at February 28, 2002, from the $15.0 million outstanding at the end of the second quarter fiscal 2002.

     Capital Spending was $3.4 million for the third quarter and $12.1 million for the first nine months of fiscal 2002. For the first nine months, $8.0 million has been spent on the Orange, California facility, including land, and the construction of the Port of Catoosa facility. We anticipate capital spending for the year to total approximately $15.5 million compared to earlier estimates of $19.8 million. The decrease of $4.3 million is primarily due to spending on the facility at the Port of Catoosa falling into next year versus this year.

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     Cash flow, as measured by Earnings Before Interest, Taxes, Depreciation and
Amortization (EBITDA) decreased from $3.4 million for the third quarter of fiscal 2001 to $3.2 million for the third quarter of fiscal 2002, primarily due to decreased earnings.

     For the nine months ended February 28, 2002, EBITDA was $10.4 million compared to $7.3 million for the same nine months last year.

     Brad will discuss the prospects for the remainder of the year, but in light of the Enron situation, I wanted to spend a few minutes discussing our financial reporting and disclosure philosophy.

     We believe in disclosing to our shareholders and to the public in general, information, both good and bad, in sufficient detail to allow the reader to understand what has driven the results of our business. Internally, we have developed a financial reporting process that is credible, controlled and reliable. Our Audit Committee is a very active participant in this process. We have striven to ensure the Audit Committee members have a good understanding of our business to provide a basis for asking meaningful and probing questions about the financial statements and disclosures.

     Ernst & Young, our audit firm, focuses solely on the audit. They currently provide no consulting services to the company. We formed an internal audit department about a year ago to focus on the adequacy of internal controls and they report quarterly to the Audit Committee of the Board on the results of their audits. As issues arise, management has made and is committed to make process and procedure changes to improve the quality of the company's control environment.

This concludes my financial presentation and I will turn this call back over to Brad.

                              BRAD VETAL'S COMMENTS

PART III
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     Thank you, Mike.

     The overall business climate for Matrix remains positive and inquiry levels are strong. We recently completed operating reviews with each of our business segments and despite the loss of $.21 per share on two projects which created the shortfall in the third quarter, our consolidated earnings estimate for the full year of fiscal 2002 is anticipated to be in the range of $.71 to $.75 per fully diluted share, an increase of between 31% and 39% over fiscal 2001's results of $.54 per fully diluted share.

     And with that, we're ready to open it up for questions.

     {After questions, Operator will turn conference call back over to Brad Vetal for additional or closing remarks.}

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PART IV
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Closing

     Again, I want to thank everybody for participating in this call. If you have any comments about making this a better conference call, we would like your input. We feel very confident about our future.

Thank you all.